CAPITAL MAINTENANCE AGREEMENT

This is a CAPITAL MAINTENANCE AGREEMENT (the "Agreement") by and among Hartford Life Insurance Company ("HLIC"), a stock life insurance company with its principal offices at 200 Hopmeadow Street, Simsbury, Connecticut 06089 and Hartford Life, Inc. ("HLI"), a Delaware corporation with its principal offices at 200 Hopmeadow Street, Simsbury, Connecticut 06089.

WHEREAS, HLI owns, through its subsidiary, Hartford Life and Accident Insurance Company, all of the outstanding Common Stock of HLIC.

WHEREAS, HLIC is the principal insurance entity through which HLI conducts its individual and group variable life insurance and annuity products business, including variable life insurance, variable annuity and modified guaranteed annuity products business registered with the United States Securities and Exchange Commission.

WHEREAS, HLIC has requested that HLI, and HLI wishes to, provide a capital maintenance agreement in favor of HLIC.

NOW THEREFORE, the parties agree as follows:

1. During the term of this Agreement, if at any time HLIC retrospectively determines that its Total Adjusted Capital, as defined and determined in accordance with the NAIC Risk-Based Capital for Life and/or Health Insurers Model Act and the NAIC's RBC Instructions (the "RBC Act"), effective on the determination date, is less than 125% of the Company Action Level RBC (as defined in the RBC Act), then HLI will, within 30 days of HLIC's retrospective determination, contribute to HLIC an amount sufficient to increase its Total Adjusted Capital so that it is at least 125% of Company Action Level RBC.

2. HLIC will notify HLI in writing when HLI's contribution to HLIC is necessary. This notification will be signed by HLIC's chief financial officer and will certify and appropriately document the amount of and the need for such contribution.

3. This Agreement will become effective upon the approval by the Board of Directors of HLI following the approval of the Connecticut Department of Insurance.

4. This Agreement will terminate when HLIC ceases to include HLI financial statements in HLIC insurance product registration statements, or upon mutual agreement of HLI and HLIC. In the first event, HLIC shall promptly, but in no event later than thirty (30) days thereafter, notify HLI that the circumstance has occurred.

5. This Agreement may be amended at any time by a document signed by the parties.

6. Any notices under this Agreement shall be in writing, addressed as follows:

    TO: HLIC                         TO: HLI
    Hartford Life Insurance Company                 Hartford Life, Inc.
    P.O. Box 2999                         P.O. Box 2999
    Hartford, CT 06104-2999                     Hartford, CT 06104-2999
    Attn: President                         Attn: President

7. The validity, construction, and effect of this Agreement shall be governed according to the laws of the State of Connecticut.

8. If any provision of this Agreement is determined by any court of competent Jurisdiction to be invalid, its other terms shall not be affected and shall remain in full force and effect.

9. This Agreement is for the benefit of HLIC and may be enforce by it. This Agreement does not confer any rights on any persons other than the parties.

10. This Agreement constitutes the entire agreement among the parties with respect to the matters discussed herein.

HARTFORD LIFE, INC.                     HARTFORD LIFE INSURANCE COMPANY
BY: Christine Hayer Repasy                 BY: Marianne O'Doherty
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TITLE: Sr. VP & General Counsel                 TITLE: Assistant General Counsel
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DATE: 3/12/01                         DATE: 3/12/01
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